Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on form S-8 of Capital Bank Corp. (formerly North American Financial Holdings, Inc.) of our report dated March 15, 2011 contained in Capital Bank Financial Corp.’s Prospectus dated September 19, 2012 filed pursuant to Rule 424(b)(1) under the Securities Act in connection with Capital Bank Financial Corp.’s Registration Statement on Form S-1 (File No. 333-175108), with respect to the consolidated financial statements of Capital Bank Corporation and subsidiaries as of and for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in such Prospectus.

/S/ ELLIOTT DAVIS, PLLC

Charlotte, North Carolina

September 19, 2012